Exhibit 99.1

Eastern Bankshares, Inc. Appoints Marisa J. Harney And Linda M. Williams To Its Board Of Directors

New Directors Bring Extensive Banking, Risk Management and Audit Experience

BOSTON, MA, October 30, 2023 – Eastern Bankshares, Inc. (the “Company”) (Nasdaq Global Select Market: EBC), the stock holding company for Eastern Bank, announced today the appointment of Marisa J. Harney and Linda M. Williams to its Board of Directors effective immediately. They have also each been appointed to the Audit and Risk Management Committees of the Board effective January 1, 2024. They will also serve on the Board of Directors of the Company’s banking subsidiary, Eastern Bank.

“We are extremely pleased to welcome Marisa Harney and Linda Williams to our Board,” said Bob Rivers, Chief Executive Officer and Chair of the Board of Eastern Bankshares, Inc. and Eastern Bank. “They are highly respected risk management and audit leaders, and offer a variety and depth of experience that we believe will serve the Board, our shareholders and the customers and communities we serve well. Marisa brings extensive banking and risk management experience and Linda brings extensive risk management and audit experience.”

Marisa Harney most recently served as Executive Vice President, Chief Credit Officer of First Citizens BancShares, Inc. and its bank subsidiary First-Citizens Bank & Trust Company (“First Citizens”) with responsibility for credit risk management. She has extensive experience in credit policy, credit standards, risk appetite and limits, and other areas involved in preparing First Citizens for the transition to regulatory large bank supervision. She was previously Chief Credit Officer of CIT Group and CIT Bank, N.A., prior to their merger with First Citizens in January 2022, responsible for all aspects of credit risk management for the $50 billion lender. Throughout her 42-year career, she has served in senior credit risk roles with various financial institutions, including Credit Suisse First Boston and JPMorgan Chase. She received an MBA from New York University Stern School of Business and a BS degree from Fordham University’s Gabelli School of Business.

Linda Williams is Chief Risk and Audit Officer for Blue Cross Blue Shield of Massachusetts, the largest private health plan in Massachusetts serving nearly 3 million members and one of the largest independent, not-for-profit Blue Cross Blue Shield plans in the country. Ms. Williams is responsible for strategic enterprise risk management, internal audit and information security, including regulatory compliance for both federal and state regulations. A health insurance executive with more than 25 years of experience, her background also spans areas that include underwriting, account reporting and contracts. She also serves on the boards of directors of SmileDirectClub and Morgan Memorial Goodwill Industries and as a trustee for the Robert F. Kennedy Children’s Action Corps, where she also serves as treasurer. She received a BS degree from Johns Hopkins University.

Ms. Harney and Ms. Williams were each appointed by the Board as part of the Company’s director succession process and planning for future director retirements expected at year end 2024 in accordance with the Company’s Corporate Governance Guidelines. In addition, as previously announced, Denis K. Sheahan, the Chairman, President, and Chief Executive Officer of Cambridge Bancorp (“Cambridge”), as well as three non-executive directors from Cambridge, are also expected to join the Company’s Board of Directors in 2024 subject to and in connection with the Company’s planned merger with Cambridge.

About Eastern Bankshares, Inc. and Eastern Bank

Eastern Bankshares, Inc. is the stock holding company for Eastern Bank. Founded in 1818, Boston-based Eastern Bank has more than 120 locations serving communities in eastern Massachusetts, southern and coastal New Hampshire, and Rhode Island. As of September 30, 2023, Eastern Bank had approximately $21 billion in total assets. Eastern provides a full range of banking and wealth management solutions for consumers and businesses of all sizes, and takes pride in its outspoken advocacy and community support that includes $240 million in charitable giving since 1994. An inclusive company, Eastern is comprised of deeply committed professionals who value relationships with their customers, colleagues, and communities. For investor information, visit investor.easternbank.com.

Media contacts:

Andrea Goodman

Eastern Bank

a.goodman@easternbank.com

781-598-7847

Investor contact:

Jill Belliveau

Eastern Bankshares, Inc.

InvestorRelations@easternbank.com

781-598-7920

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. You can identify these statements from the use of the words “may,” “will,” “plan,” “believe,” “intend,” “anticipate,” “expect,” and similar expressions. Forward-looking statements, by their nature, are subject to risks and uncertainties. There are many factors that could cause actual results to differ materially from expected results described in the forward-looking statements. Such factors include, but are not limited to, that required regulatory, shareholder or other approvals related to the merger of the Company and Cambridge Bancorp are not obtained or other closing conditions are not satisfied in a timely manner or at all; that the merger may not be timely completed, if at all; and that director elections and succession planning strategies are not implemented within the expected time frames or at all. These forward-looking statements are also subject to the risks and uncertainties applicable to the Company’s business generally that are disclosed in the Company’s Annual Report on Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov. The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and, except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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